Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Announces Second-quarter Results;
Reiterates Full-year Guidance

QuickBooks Online Increases Subscriptions 30 Percent;
Early TurboTax Trends Positive

MOUNTAIN VIEW, Calif. - Feb. 20, 2014 - Intuit Inc. (Nasdaq: INTU) today announced financial results for the second quarter of fiscal 2014, which ended Jan. 31.
“With a renewed focus, our teams are now aligned against two strategic outcomes: To be the operating system behind small business success and to do the nations' taxes in the U.S. and Canada,” said Brad Smith, Intuit’s president and chief executive officer. “I'm pleased that we are seeing momentum across our businesses driven by our platform shift to the cloud.
“While the tax season is just underway, we are encouraged by our product innovations, our focus on filers with simple returns and a strong branding campaign. This momentum, along with early-season unit growth, give us confidence we're off to a good start,” Smith said.

Financial Highlights
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

•	Accelerated subscriber growth across small business, led by QuickBooks Online growth of 30 percent with customers outside the U.S. increasing 90 percent.

•	Gained momentum in the adoption of connected services with total QuickBooks subscribers growing 26 percent.

Intuit Second Quarter Fiscal 2014 Earnings

•	Raised guidance for the third quarter and reiterated guidance for full fiscal year revenue, operating income and earnings per share, expecting full fiscal year revenue growth of 6 to 8 percent.

•	Completed an accelerated share repurchase agreement to buy back $1.4 billion in shares.

Second-quarter Revenue
Total second-quarter revenue declined 12 percent to $782 million, reflecting processing delays and changes in Intuit's tax offerings that will shift revenue into the third quarter.

Business Segment Highlights
Small Business

•	Grew total Small Business segment revenue 8 percent.

•	Grew Small Business Financial Solutions revenue 5 percent, including QuickBooks revenue growth of 12 percent and flat payments revenue.

•	Delivered 16 percent higher revenue in Small Business Management Solutions led by Employee Management Solutions revenue growth of 14 percent and Demandforce revenue growth of 32 percent.

•	Showed promising results for the new QuickBooks Online, adding more than 45,000 net new customers in the past quarter.

•
Generated more than 11 billion impressions through the Small Business Big Game marketing program, culminating in an ad campaign that drove worldwide visibility for Intuit and the four small business finalists.

Consumer

•	Released the first of two season-to-date updates; TurboTax units grew 7 percent through Feb. 15, versus the comparable prior-year period. TurboTax Online units grew 11 percent.

•	Launched a Spanish language version of SnapTax, Intuit’s mobile app for simple tax returns.

Intuit Second Quarter Fiscal 2014 Earnings

Snapshot of Second-quarter Results

GAAP				Non-GAAP
	Q2 FY14	Q2 FY13	Change	Q2 FY14	Q2 FY13	Change
Revenue	$782	$884	(12)%	$782	$884	(12)%
Operating Income (Loss)	$(46)	$84	NM	$17	$140	(88)%
EPS	$(0.13)	$0.23	NM	$0.02	$0.30	(93)%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites, Intuit Financial Services, and Intuit Health as discontinued operations and to exclude their results from non-GAAP EPS.
CFO Remarks
Intuit Chief Financial Officer Neil Williams commented on Intuit’s results for the quarter in prepared remarks for investors.
“On the small business front, our guidance remains 10 to 12 percent revenue growth for the year, driven primarily by customer acquisition and mix improvement and less from price, a healthy mix that bodes well for continued customer growth,” he said.
Capital Allocation Summary
The company continued to return value to shareholders through its stock repurchase program and quarterly dividend.

•	Completed an accelerated share repurchase agreement to buy back $1.4 billion in shares in December 2013; approximately $2 billion remains on the current share repurchase authorization.

•	Approved a quarterly cash dividend of $0.19 per share, payable on April 18 to shareholders of record on April 10.

Intuit Second Quarter Fiscal 2014 Earnings

Forward-looking Guidance
Intuit reiterated guidance for full fiscal year 2014, which ends July 31, and updated guidance for the remaining quarters of fiscal 2014.
For full fiscal year 2014 Intuit expects:

•	Revenue of $4.440 billion to $4.525 billion, growth of 6 to 8 percent.

•	GAAP operating income of $1.345 billion to $1.375 billion, growth of 9 to 12 percent.

•	Non-GAAP operating income of $1.580 billion to $1.610 billion, growth of 7 to 10 percent.

•	GAAP diluted earnings per share of $3.11 to $3.19, growth of 10 to 13 percent.

•	Non-GAAP diluted EPS of $3.52 to $3.60, growth of 10 to 13 percent.
For the third quarter of fiscal 2014, Intuit now expects:

•	Revenue of $2.325 billion to $2.400 billion.

•	GAAP operating income of $1.480 billion to $1.500 billion.

•	Non-GAAP operating income of $1.530 billion to $1.550 billion.

•	GAAP diluted EPS of $3.33 to $3.38.

•	Non-GAAP diluted EPS of $3.46 to $3.51.
For the fourth quarter of fiscal 2014, Intuit expects:

•	Revenue of $710 million to $720 million.

•	GAAP loss per share of $0.02 to $0.04.

•	Non-GAAP diluted EPS of $0.11 to $0.13.
Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Feb. 20. To hear the call, dial 866-875-5291 in the United States or 973-935-8702 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events/default.aspx.
Prepared remarks for the call will be available on Intuit’s website after the call ends.

Intuit Second Quarter Fiscal 2014 Earnings

Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1631993.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2013. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results;  expectations regarding a shift in consumer tax revenue from the second fiscal quarter to the third fiscal quarter of 2014;expectations regarding growth from connected services and from current or future products and services; expectations regarding Intuit’s global strategy, strategic outcomes, product launches and marketing campaigns and their impacts on Intuit’s business; expectations regarding the amount and timing of any future dividends and share repurchases; Intuit’s prospects for the business in fiscal 2014; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns

Intuit Second Quarter Fiscal 2014 Earnings

could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2013 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 20, 2014, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2014	January 31, 2013	January 31, 2014	January 31, 2013
Net revenue:
Product	$287	$402	$516	$629
Service and other	495	482	888	817
Total net revenue	782	884	1,404	1,446
Costs and expenses:
Cost of revenue:
Cost of product revenue	45	40	74	72
Cost of service and other revenue	125	121	233	224
Amortization of acquired technology	6	5	12	9
Selling and marketing	352	351	610	578
Research and development	186	169	362	337
General and administrative	109	107	227	201
Amortization of other acquired intangible assets	5	7	9	14
Total costs and expenses [A]	828	800	1,527	1,435
Operating income (loss) from continuing operations	(46)	84	(123)	11
Interest expense	(8)	(7)	(16)	(15)
Interest and other income, net	—	1	5	3
Income (loss) before income taxes	(54)	78	(134)	(1)
Income tax provision (benefit) [B]	(17)	13	(40)	(12)
Net income (loss) from continuing operations	(37)	65	(94)	11
Net income from discontinued operations [C]	—	6	46	41
Net income (loss)	$(37)	$71	$(48)	$52

Basic net income (loss) per share from continuing operations	$(0.13)	$0.22	$(0.33)	$0.04
Basic net income per share from discontinued operations	—	0.02	0.16	0.14
Basic net income (loss) per share	$(0.13)	$0.24	$(0.17)	$0.18
Shares used in basic per share calculations	284	296	286	296

Diluted net income (loss) per share from continuing operations	$(0.13)	$0.21	$(0.33)	$0.04
Diluted net income per share from discontinued operations	—	0.02	0.16	0.13
Diluted net income (loss) per share	$(0.13)	$0.23	$(0.17)	$0.17
Shares used in diluted per share calculations	284	303	286	302

Dividends declared per common share	$0.19	$0.17	$0.38	$0.34
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income or loss from continuing operations for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2014	January 31, 2013	January 31, 2014	January 31, 2013
Cost of revenue	$2	$1	$4	$3
Selling and marketing	16	16	31	32
Research and development	16	13	30	26
General and administrative	18	14	34	29
Total share-based compensation expense	$52	$44	$99	$90

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

Our effective tax rates for the three and six months ended January 31, 2014 were approximately 31% and 30%. Excluding discrete tax items primarily related to share-based compensation, our effective tax rates for those periods were approximately 34% and did not differ significantly from the federal statutory rate of 35%.
Our effective tax rate for the three months ended January 31, 2013 was approximately 17% and we recorded a $12 million tax benefit on a pretax loss of $1 million for the six months ended January 31, 2013. Excluding discrete tax items primarily related to the reinstatement of the federal research and experimentation credit, our effective tax rates for the three and six months ended January 31, 2013 did not differ significantly from the federal statutory rate of 35%.
[C] On August 1, 2013 we completed the sale of our Intuit Financial Services (IFS) business for approximately $1.025 billion in cash. We recorded a gain on the disposal of IFS of approximately $36 million, net of income taxes, in the first quarter of fiscal 2014.
On August 19, 2013 we completed the sale of our Intuit Health business for cash consideration that was not significant and recorded a loss on disposal that was offset by a related income tax benefit of approximately $14 million, resulting in a net gain on disposal of approximately $10 million in the first quarter of fiscal 2014.
On September 17, 2012 we sold our Intuit Websites business for approximately $60 million in cash and recorded a gain on disposal of approximately $32 million, net of income taxes.
We have reclassified our statements of operations for all periods presented to reflect these three businesses as discontinued operations. We have also segregated the net assets of IFS from continuing operations on our balance sheet at July 31, 2013. The net assets of Intuit Websites and Intuit Health were not significant, so we have not segregated them from continuing operations on our balance sheet at July 31, 2013. Because the cash flows of our Intuit Websites, IFS, and Intuit Health discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2014	January 31, 2013	January 31, 2014	January 31, 2013
GAAP operating income (loss) from continuing operations	$(46)	$84	$(123)	$11
Amortization of acquired technology	6	5	12	9
Amortization of other acquired intangible assets	5	7	9	14
Share-based compensation expense	52	44	99	90
Non-GAAP operating income (loss) from continuing operations	$17	$140	$(3)	$124

GAAP net income (loss)	$(37)	$71	$(48)	$52
Amortization of acquired technology	6	5	12	9
Amortization of other acquired intangible assets	5	7	9	14
Share-based compensation expense	52	44	99	90
Net gains on debt securities and other investments	1	2	(1)	1
Income tax effect of non-GAAP adjustments	(20)	(32)	(34)	(49)
Net income from discontinued operations	—	(6)	(46)	(41)
Non-GAAP net income (loss)	$7	$91	$(9)	$76

GAAP diluted net income (loss) per share	$(0.13)	$0.23	$(0.17)	$0.17
Amortization of acquired technology	0.02	0.02	0.04	0.03
Amortization of other acquired intangible assets	0.02	0.02	0.03	0.04
Share-based compensation expense	0.18	0.15	0.35	0.30
Net gains on debt securities and other investments	—	0.01	—	—
Income tax effect of non-GAAP adjustments	(0.07)	(0.11)	(0.12)	(0.16)
Net income from discontinued operations	—	(0.02)	(0.16)	(0.13)
Non-GAAP diluted net income (loss) per share	$0.02	$0.30	$(0.03)	$0.25

Shares used in diluted per share calculation	284	303	286	302

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2014	July 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$625	$1,009
Investments	706	652
Accounts receivable, net	435	130
Income taxes receivable	223	62
Deferred income taxes	135	166
Prepaid expenses and other current assets	127	98
Current assets of discontinued operations	—	44
Current assets before funds held for customers	2,251	2,161
Funds held for customers	290	235
Total current assets	2,541	2,396

Long-term investments	45	83
Property and equipment, net	573	555
Goodwill	1,295	1,246
Acquired intangible assets, net	158	149
Other assets	106	102
Long-term assets of discontinued operations	—	955
Total assets	$4,718	$5,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$225	$137
Accrued compensation and related liabilities	182	218
Deferred revenue	833	495
Other current liabilities	260	156
Current liabilities of discontinued operations	—	39
Current liabilities before customer fund deposits	1,500	1,045
Customer fund deposits	290	235
Total current liabilities	1,790	1,280

Long-term debt	499	499
Other long-term obligations	194	167
Long-term obligations of discontinued operations	—	9
Total liabilities	2,483	1,955

Stockholders’ equity	2,235	3,531
Total liabilities and stockholders’ equity	$4,718	$5,486

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31, 2014	January 31, 2013
Cash flows from operating activities:
Net income (loss)	$(48)	$52
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	75	82
Amortization of acquired intangible assets	25	30
Share-based compensation expense	99	96
Pre-tax gain on sale of discontinued operations	(40)	(53)
Deferred income taxes	66	48
Tax benefit from share-based compensation plans	43	56
Excess tax benefit from share-based compensation plans	(43)	(56)
Other	11	9
Total adjustments	236	212
Changes in operating assets and liabilities:
Accounts receivable	(308)	(358)
Income taxes receivable	(161)	(104)
Prepaid expenses and other assets	(29)	(41)
Accounts payable	88	58
Accrued compensation and related liabilities	(49)	(48)
Deferred revenue	326	217
Other liabilities	87	123
Total changes in operating assets and liabilities	(46)	(153)
Net cash provided by operating activities	142	111
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(320)	(210)
Sales of available-for-sale debt securities	145	190
Maturities of available-for-sale debt securities	147	95
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(55)	6
Net change in customer fund deposits	55	(6)
Purchases of property and equipment	(93)	(115)
Acquisitions of businesses, net of cash acquired	(66)	(3)
Acquisitions of intangible assets, net of cash acquired	—	(2)
Proceeds from divestiture of businesses	1,025	60
Other	(10)	(17)
Net cash provided by (used in) investing activities	828	(2)
Cash flows from financing activities:
Net proceeds from issuance of stock under employee stock plans	125	141
Purchases of treasury stock	(1,402)	(200)
Cash dividends paid to stockholders	(111)	(101)
Excess tax benefit from share-based compensation plans	43	56
Net cash used in financing activities	(1,345)	(104)
Effect of exchange rates on cash and cash equivalents	(9)	1
Net increase (decrease) in cash and cash equivalents	(384)	6
Cash and cash equivalents at beginning of period	1,009	393
Cash and cash equivalents at end of period	$625	$399

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2014
Revenue	$2,325	$2,400	$—		$2,325	$2,400
Operating income	$1,480	$1,500	$50	[a]	$1,530	$1,550
Diluted earnings per share	$3.33	$3.38	$0.13	[b]	$3.46	$3.51

Three Months Ending July 31, 2014
Revenue	$710	$720	$—		$710	$720
Diluted earnings (loss) per share	$(0.04)	$(0.02)	$0.15	[c]	$0.11	$0.13

Twelve Months Ending July 31, 2014
Revenue	$4,440	$4,525	$—		$4,440	$4,525
Operating income	$1,345	$1,375	$235	[d]	$1,580	$1,610
Diluted earnings per share	$3.11	$3.19	$0.41	[e]	$3.52	$3.60
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $41 million, amortization of acquired technology of approximately $6 million, amortization of other acquired intangible assets of approximately $3 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $61 million, amortization of acquired technology of approximately $6 million, amortization of other acquired intangible assets of approximately $3 million, and income taxes related to these adjustments.

[d]
Reflects estimated adjustments for share-based compensation expense of approximately $196 million; amortization of acquired technology of approximately $25 million; and amortization of other acquired intangible assets of approximately $14 million.

[e]	Reflects the estimated adjustments in item [d], income taxes related to these adjustments, and the net gain on discontinued operations of $46 million.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 20, 2014 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects of excluded items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.